SECTION		INDEX	PAGE

RIDER TO ACCELERATE BENEFITS FOR		Monthly Cost of Insurance Charges	13

PAYMENT OF QUALIFIED LONG TERM		Waiver of Monthly Deductions	14
CARE SERVICES DUE TO CHRONIC ILLNESS	1
		Unintentional Lapse	14
BENEFITS
		Reinstatement	14
Care Coordinator	2
		ADMINISTRATION OF BENEFIT PAYMENTS
Eligibility for the Payment of
Benefits	3	Election	15

Payment of Benefits	4	Proof of Eligibility for the Payment
		of Benefits	15
Elimination Period	4
		Proof of Continuing Eligibility	15
Benefit Date	4
		Appeal of Accelerated Care Benefit
Monthly Benefit Limits	5	Administration	16

Changes to the Monthly Benefit		GENERAL TERMS
Limits	6
		Consideration	16
QUALIFIED LONG TERM CARE SERVICES
		Time Limit on Certain Defenses	17
Maintenance or Personal Care		Legal Requirements	17
Services	6
		Periodic Reports	17
Plan of Care	7
		Termination	17
Nursing Facility	7
		Extension of Benefits	18
Assisted Living Facility	8

Home Health Care Agency	9

Adult Day Care Center	10

Exclusions	11

EFFECT ON POLICY VALUES

Monthly Benefit Ratio	12

Impact on Policy Values	12

Impact on Other Riders	13

COST OF THIS RIDER

9249(0201)

- I -

RIDER TO ACCELERATE BENEFITS FOR PAYMENT OF

QUALIFIED LONG TERM CARE SERVICES DUE TO

CHRONIC ILLNESS

Notice to Buyer: This coverage may not cover all the costs associated with long term care incurred by the buyer during the period of coverage. The buyer is advised to review all coverage limitations carefully.

This rider is not a Medicare Supplement Policy. If you are eligible for Medicare, you should review the Guide to Health Insurance for People with Medicare available from your agent. Neither the Company nor its agents represent Medicare, the federal government, or any state government.

Thirty Day Right to Review this Rider: This rider, at any time within thirty days after its receipt by the Owner, may be returned in person or by mail to us or to the agent through whom it was bought. Upon such return, the rider will be deemed void as of its effective date. We will then refund any cost of insurance charges assessed for this rider.

The issuance of this insurance coverage is based on the responses provided to the questions posed in the Supplemental Application for Long Term Care Benefits. A
copy of that application is attached to and made a part of the policy. If any answers are incorrect or untrue, we have the right to deny benefits or rescind this rider coverage. It is best to clear up any questions before a claim arises. If, for any reason, any of the answers are known to be incorrect, please contact us at the address shown below.

This rider is intended to provide federally qualified long term care insurance coverage and may qualify you for federal and state tax benefits. In addition, receipt'
of Accelerated Care Benefits may be a taxable event. Please consult your personal tax advisor to determine the tax status of any benefits paid under this rider.

If the policy to which this rider is attached provides for the investment of Policy
Values in a Separate Account, the Monthly Benefit Limits on benefits payable under this rider may increase or decrease daily with fluctuations in the Death Benefit. The dollar amount of the Monthly Benefit Limits is not guaranteed.

National Life Insurance Company

One National Life Drive Montpelier Vermont 05604 (802) 229-3333

9249(0201)

We, National Life Insurance Company, will pre-pay all or some portion of the
Death Benefit of the policy to which this rider is attached, including any increase segments in the policy and any Additional Protection Benefit Rider to the policy, through the payment of Accelerated Care Benefits if the conditions of this rider are met.

Accelerated Care Benefits are payable to offset a portion of the cost of Qualified
Long Term Care Services incurred because the Insured is Chronically ill. Payment of accelerated Care Benefits will be made to the Owner during the lifetime of the
Insured. Such benefits will be paid:
1. upon election by the Owner; and
2. in lieu of payment of the full death benefit of the policy upon the death of the Insured; and
3. subject to the terms of this rider.

The effective date of this rider is the policy Date of Issue unless a later date is shown below. The Rider Face Amount is stated in the Data Section.

BENEFITS

We reserve the right to limit the amount that we will pay under this and any other
Rider to Accelerate Benefits on the life of the Insured to the Acceleration Limit stated in the Data Section.

CARE
COORDINATOR

The Care Coordinator is a Licensed Health Care Practitioner designated by us to:

1.	assess the Insured's need for Qualified Long Term Care Services; and

2.	certify that the Insured is Chronically ill; and

3.	assist in the preparation of a Plan of Care addressing the Insured's Chronic illness.

A Licensed Health Care Practitioner is a medical doctor or doctor of osteopathy within the definition of Section 1861(r)(1) of the Social Security Act, a registered professional nurse, or a licensed social worker.

All charges associated with the participation of the Care Coordinator in administration of a claim on this rider will be assessed against the policy values like an Accelerated Care Benefit payment, but will not be applied, in any month, against the Monthly Benefit Limits described in this rider.

National Life Insurance Company
One National Life Drive Montpelier, Vermont 05604 (802) 229-3333

9249(0201)

ELIGIBILITY FOR
THE PAYMENT OF
BENEFITS

The Care Coordinator must certify that the Insured is Chronically ill for payments to be made under this rider. For the purposes of this rider, the Insured is Chronically ill if he or she:

1. is unable to perform (without Substantial Assistance from another individual), at least two Activities of Dally Living for at least 90 consecutive days due to a loss of functional capacity; or
2. requires substantial supervision by another person to protect the Insured from threats to health and safety due to his or her own Severe Cognitive
Impairment.

Substantial Assistance means Hands-on Assistance or Standby Assistance. Hands-
on Assistance means the physical assistance of another person without which the individual would be unable to perform the Activity of Daily Living. Standby
Assistance means the presence of another person within arm's reach of the individual that is necessary to prevent, by physical intervention, injury to the individual while he or she is performing an Activity of Daily Living (such as being ready to catch the individual if he or she falls while getting into or out of a bathtub or shower while bathing, or being prepared to remove food from the individual's throat if he or she chokes while eating).

The Activities of Daily Living are bathing, continence, dressing, eating, toileting, and transferring.

· Bathing means washing oneself by sponge bath, or in a tub or shower, including the task of getting into and out of the tub or shower.
· Continence means the ability to maintain control of bowel and bladder function, or when unable to maintain control of bowel or bladder function, the ability to perform associated personal hygiene (including caring for a catheter or colostomy bag).
· Dressing means putting on and taking off all items of clothing and any necessary braces, fasteners, or artificial limbs.
· Eating means feeding oneself by getting food into the body from a receptacle
(such as a plate, cup, or table) or by a feeding tube or intravenously.
· Toileting means getting to and from the toilet, getting on and off the toilet, and performing associated personal hygiene.
· Transferring means moving into or out of a bed, chair, or wheelchair.

National Life Insurance Company
One National Life Drive	Montpelier, Vermont 05604 (802) 229-3333

9249(0201)

Severe Cognitive Impairment means the deterioration or loss of intellectual capacity that is:

1. comparable to (and includes) Alzheimer's Disease and similar forms of irreversible dementia; and
2. measured by clinical evidence and standardized tests which reliably measure impairment in:

a) short-term or long-term memory; or
b) orientation to people, places, or time; or
c) deductive or abstract reasoning; or
d) judgment as it relates to safety awareness.

PAYMENT OF
BENEFITS

Payment of Accelerated Care Benefits will begin following the end of the Elimination
Period and our receipt of Proof of Eligibility for the Payment of Benefits. Payments,
if any, will thereafter be made for expenses incurred in subsequent calendar months, according to the terms of this rider. The Monthly Benefit Limit will be adjusted on a pro rata basis for the period between the end of the Elimination Period and the start of the next calendar month.

ELIMINATION
PERIOD

The Elimination Period is a 60-day period during which expenses are incurred for
Qualified Long Term Care Services, but for which benefits will not be paid. The 60 days may but need not be consecutive, but must be completed within a period of 180 consecutive days. The expenses incurred must be those that would have been paid for under this rider had there not been an Elimination Period.

Satisfaction of a new Elimination Period will be required if following payment of an
Accelerated Care Benefit, Qualified Long Term Care Services are not incurred for a period of 180 consecutive days. Satisfaction of a new Elimination Period will not change the Benefit Date.

BENEFIT DATE

The Benefit Date is the first day on which expenses are incurred for Qualified Long
Term Care Services following the first Elimination Period satisfied under this rider.

National Life Insurance Company
One National Life Drive • Montpelier, Vermont 05604 • (802) 229-3333

9249(0201)

MONTHLY BENEFIT
LIMITS
4.

For a given month, benefits for Qualified Long Term Care Services provided in an
Adult Day Care Center may not exceed the lesser of:

1. actual expenses incurred for Qualified Long Term Care Services provided in, an Adult Day Care Center, minus any deductible or amounts and any reimbursement received from Medicare (except as the secondary payor)
and other government programs, excluding Medicaid; and
2. the Adult Day Care Percentage stated in the Data Section times the
Death Benefit on the Benefit Date, or on the day before the Insured's
Attained Age 99, if earlier. If there are multiple Riders to Accelerate
Benefits for Payment of Qualified Long Term Care Services Due to
Chronic illness on the policy, the sum over all such riders of:

a) the Adult Day Care Percentage stated in the Data Section for a given rider; times
b) the ratio of the Rider Face Amount for that rider to the sum of the
Rider Face Amounts of all such riders on the policy; times
c) the Death Benefit on the Benefit Date, or on the day before the
Insured's Attained Age 99, if earlier.

For a given month, benefits for Qualified Long Term Care Services provided in a
Nursing Facility, in an Assisted Living Facility, or by a Home Health Care Agency
may not exceed the lesser of:

1. actual expenses incurred for Qualified Long Term Care Services provided in such facilities, minus any deductible or coinsurance amounts and any reimbursement received from Medicare (except as a secondary payor) and other government programs, excluding Medicaid; and
2. the Monthly Care Percentage stated in the Data Section times the Death
Benefit on the Benefit Date, or on the day before the Insured's Attained Age
99, if earlier. If there are multiple Riders to Accelerate Benefits for Payment of Qualified Long Term Care Services Due to Chronic illness on the policy, the sum over all such riders of:

a) the Monthly Care Percentage stated in the Data Section for a given rider; times
b) the ratio of the Rider Face Amount for that rider to the sum of the
Rider Face Amounts of all such riders on the policy; times
c) the Death Benefit on the Benefit Date, or on the day before the
Insured's Attained Age 99, if earlier;

less the monthly payment made for Qualified Long Term Care Services provided in an Adult Day Care Center, as determined above.

National Life Insurance Company
One National Life Drive Montpelier. Vermont 05604  (802) 229-3333

9249(0201)

Monthly payment of Accelerated Care Benefits may continue until the total Death
Benefit provided by the policy, including any increase segments in the policy and any Additional Protection Benefit Rider to the policy, is reduced to zero.

"Medicare" refers to Title I, Part I of Public Law 89-97, as Enacted by the Eighty-
Ninth Congress of the United States of America (popularly known as the Health
Insurance for the Aged Act), as then constituted and any later amendments or substitutes thereof.

CHANGES TO THE
MONTHLY BENEFIT
5. LIMITS

Reductions to the Death Benefit resulting from payments under this rider will not cause a reduction in the Monthly Benefit Limits. If, however, the Owner exercises any right under the policy which reduces the Death Benefit, the Monthly Benefit
Limits will be correspondingly reduced in proportion to the
reduction in Death Benefit.

If the Owner exercises any right under the policy which increases the Death Benefit, the Monthly Benefit Limits will be correspondingly increased in proportion to the increase in Death Benefit.

A change to the Monthly Benefit Limits resulting from a change in Death Benefit will apply to Qualified Long Term Care Services incurred on or following the date of the change.

QUALIFIED LONG TERM CARE SERVICES

Qualified Long Term Care Services are necessary diagnostic, preventive, therapeutic, curing, treating, mitigating and rehabilitative services, and Maintenance or Personal Care Services, which are:

1. required for treatment of a Chronically III individual; and
2. provided pursuant to a Plan of Care prescribed by a Licensed Health
Care Practitioner; and
3. provided in a Nursing Facility, an Assisted Living Facility, an Adult Day
Care Center, or by a Home Health Care Agency.

MAINTENANCE OR
PERSONAL CARE
SERVICES

Maintenance or Personal Care Services include any services primarily addressing needs resulting from the Insured’s Chronic illness. Maintenance or Personal Care
Services may include meal preparation, household cleaning, and other similar functions which the Chronically Ill individual is unable to perform.

National Life Insurance Company
One National Life Drive Montpelier, Vermont 05604 (802) 229-3333

9249(0201)

PLAN OF CARE

A Plan of Care is a written description of the Qualified Long Term Care Services appropriate to meet the needs of a Chronically III individual, which has been:

1. prescribed by a Licensed Health Care Practitioner; and
2. signed by the Licensed Health Care Practitioner; and
3. approved by the Care Coordinator and us.

The Plan of Care will identify:

1. the type, frequency, and duration of services needed; and
2. the Qualified Long Term Care Services rendered for which Accelerated
Care Benefits will be paid under this rider.

Nursing Facility

A Nursing Facility is a facility or a distinct pact of a facility that is licensed or certified (if licensing or certification is required) in the jurisdiction in which it is operating to provide Skilled Nursing Care, Intermediate Care, or Custodial Care, or
physical restoration services to assist patients to reach a degree of bodily function to permit self-care in Activities of Daily Living.

A Nursing Facility is not a hospital or institution operated mainly for the treatment and care of:

1. mental, nervous, psychotic, or psychoneurotic deficiencies or disorders;
2. alcoholism; or
3. drug addiction.

Skilled Nursing Care is care which requires the skill of professional personnel such as a Registered Nurse (RN) or a Licensed Practical Nurse (LPN). Skilled Nursing
Care is care provided either directly by or under the supervision of these personnel.

Intermediate Care is care that meets all of the following requirements:

1. Its primary function is to provide periodic professional nursing care;
2. It is performed under the orders of a physician; and
3. It is performed under the supervision of:

a) a Registered Nurse;
b) a Licensed Vocational Nurse;
c) a Licensed Practical Nurse;
d) a physical therapist;
e) a respiratory therapist;
f) a registered dietician; or
g) a person licensed or certified to provide Intermediate Care services.

National Life Insurance Company

One National Life Drive • Montpelier, Vermont 05604 • (802) 229-3333

9249(0201)

Custodial Care is care providing Qualified Long Term Care Services which are mainly for the purpose of meeting the Activities of Daily Living. Custodial Care may be provided by persons without professional skills or training. Such care is intended to:

1. maintain and support the Insured's existing level of health; and
2. preserve the Insured's health from further decline.

Custodial Care is not primarily for the Insured's own or family's convenience.

Mental or nervous disease or disorder generally denotes one of the following:

1. a disease of the brain with predominant behavioral symptoms; or
2. disease of the mind or personality, evidenced by abnormal behavior; or
3. a disorder of conduct evidenced by socially deviant behavior.

Mental or nervous disease or disorder includes psychosis, depression, schizophrenia, bipolar affective disorder, and those psychiatric illnesses listed in the Diagnostic and
Statistical Manual for Mental Disorders of the American Psychiatric Association.
Mental or nervous disease or disorder does not include Alzheimer's Disease,
Parkinson's Disease, or other similar forms of senility or irreversible dementia.

ASSISTED LIVING
FACILITY

An Assisted Living Facility is a facility engaged primarily in providing ongoing care and related services to at least ten patients in one location. An Assisted Living
Facility:

1. is licensed, if required by the jurisdiction in which it is operating, to provide such care;
2. provides 24-hour-a-day care and services sufficient to support needs resulting from an inability to perform Activities of Daily Living or from a
Severe Cognitive Impairment;
3. has employees on duty at all times who are trained and ready to provide that care;
4. provides 3 meals a day, accommodating any special dietary needs;
5. has formal arrangements for the services of a Licensed Health Care
Practitioner to furnish emergency medical care;
6. has appropriate methods and procedures for handling and administering drugs and biologicals;
7. is not, other than incidentally, a home for the mentally retarded, the blind or the deaf, or a hotel or home for alcoholics or drug abusers; and
8. is not operated mainly for the treatment and care of mental, nervous, psychotic, or psychoneurotic deficiencies or disorders.

National Life Insurance Company
One National Life Drive" Montpelier, Vermont 05604 .• (802) 229-3333

9249(0201)

As used in this rider, the term "emergency" refers to the sudden onset of an injury or sickness or an abrupt change in health status which requires immediate medical services, the lack of which presents risk of permanent damage to one's health.

Home Health
Care Agency

A Home Health Care Agency is an agency or organization which provides Home Health
Care, and:

1. is supervised by one or more:

a) Physicians;
b) Registered Nurses; or
c) Licensed Social Workers; and

2. keeps clinical records on all patients; and
3. is licensed, certified, or approved by state or local laws as a Home Health Care Agency.

Home Health Care is a program of professional, paraprofessional, or skilled care for medical or non-medical services provided through a Home Health Care Agency to a patient in his or her home.

Home Health Care may include any of the following services:

1. nursing services provided by a:

a) Registered Nurse;
b) Registered Practical Nurse;
c) Licensed Vocational Nurse; or
d) Licensed Public Health Nurse;

2. Respite Care services;
3. physical therapy;
4. speech therapy;
5. respiratory therapy; or
6. 6. occupational therapy.

National Life Insurance Company
One National Life Drive Montpelier, Vermont 05604 .• (802) 229-3333

9249(0201)

Home Health Care also means medical or non-medical care provided to an ill, disabled, or infirm person in his or her home for the purpose of meeting the
Activities of Daily Living. It may be rendered by persons without professional skills or training working under the supervision of a Home Health Care Agency.
Such Home Health Care includes assisting with or in:

1. ambulation and exercise;
2. self-administered medications;
3. reporting changes in the Insured's condition and needs;
4. completing appropriate records;
5. Maintenance or Personal Care Services;
6. Homemaker Services or home health aide services;
7. Respite Care services; and
8. other services needed to maintain or improve the Insured's functional ability.

Home Health Care does not include services provided to a patient while confined in a hospital, Nursing Facility, Assisted Living Facility, or any other facility which makes a charge for room and board.

Homemaker Services are Qualified Long Term Care Services that:

1. are provided by persons without professional skills or training, working under the supervision of a Home Health Care Agency; and
2. enable a person to remain in his or her home.

Respite Care is short-term care which:

1. is needed in order to maintain the Insured's health and safety; and
2. provides temporary relief from caregiving duties by a member of the
Insured's family or any other person who is the Insured's unpaid, primary caregiver.

ADULT DAY CARE
CENTER

An Adult Day Care Center is an organization that provides a program of Adult Day
Care and is state licensed, if the state in which it is located licenses Adult Day Care facilities. If the state does not license such facilities, the Adult Day Care Center must meet the following criteria:

1. It must be operated at least 5 days a week for a minimum of eight hours a day, and it may not be an overnight facility; and
2. It must maintain a written record for each client that includes a Plan of Care and a record of all services provided; and
3. It must have established procedures for obtaining appropriate aid in the event of a medical emergency; and
4. It must maintain a client-to-staff ratio of no more than eight to one; and
5. Its staff must include a full-time director and one or more Registered Nurses in attendance at least four hours a day during operating hours.

National Life Insurance Company
One National Life Drive" Montpelier. Vermont 05604 •• (802) 229-3333

9249(0201)

Adult Day Care is a program for six or more individuals of social and health related services provided during the day in a community group setting for the purpose of supporting frail, impaired elderly, or other disabled adults who can benefit from care in a group setting outside the home.

EXCLUSIONS

Accelerated Care Benefits will not be paid:

1. For Qualified Long Term Care Services incurred before the effective date of this rider;
2. For Qualified Long Term Care Services provided by a member of the
Insured's immediate family, defined as the Insured's mother, father, sister, brother, child, step-child, spouse, or domestic partner;
3. For Qualified Long Term Care Services provided outside the United
States and the Dominion of Canada;
4. If no charge for Qualified Long Term Care Services is normally made in the absence of insurance; or
5. If Chronic illness results from:

a) an intentionally self-inflicted injury or an attempted suicide; or
b) the voluntary taking of any drug not prescribed by a doctor or the willful improper use of any prescribed drug; or
c) alcoholism or drug addiction; or
d) mental or nervous disorders (other than Alzheimer's Disease and other organic brain disorders); or
e) committing or attempting to commit an assault or felony or participation in a riot or insurrection; or
f) service in any armed forces engaged in war or act of war, whether or not declared; or
g) participation in any form of aviation other than as a fare-paying passenger.

EFFECT ON POLICY VALUES

Each Accelerated Care Benefit Payment is a partial prepayment of the Death Benefit of the policy, including any increase segments in the policy and any Additional
Protection Benefit Rider to the policy, to which this rider is attached.

National Life Insurance Company
One National Life Drive • Montpelier, Vermont 05604 • (802) 229-3333
Page 11 9249(0201)

MONTHLY BENEFIT
RATIO

A Monthly Benefit Ratio will be calculated in conjunction with every Accelerated
Care Benefit payment made under this rider. The Monthly Benefit Ratio associated with any specific payment is:

1. the Face Amount of the policy and any increase segments in the policy plus the Rider Sum Insured for any Additional Protection Benefit Rider attached to the policy, immediately prior to that payment; minus
2.the Accelerated Care Benefit payment amount; the result then divided by
3.the sum specified in item 1 above.

IMPACT ON POLICY
VALUES

If the policy's Death Benefit Option is Option B on the final day of the Elimination
Period, the Death Benefit Option will automatically be changed to Option A on the
Benefit Date and the Face Amount of the policy will be increased by an amount equal to the Accumulated Value of the policy on the Benefit Date.

If the policy makes provision for the investment of Policy Values in a Separate
Account, upon satisfaction of the Elimination Period for Accelerated Care Benefits,
all Accumulated Value held in Sub-Accounts of the Separate Account will be transferred to the General Account, and while Accelerated Care Benefits remain payable thereafter, the Owner will not be permitted to allocate premiums or transfer
Accumulated Value to the Separate Account. The Owner may once again allocate premiums and transfer Accumulated Value to Sub-Accounts of the Separate Account
following 180 consecutive days during which Qualified Long Term Care Services are not incurred by the Insured under this rider.

Policy values are changed with each Accelerated Care Benefit payment as follows:

The Face Amount of the policy and any increase segments in the policy, the
Accumulated Value of the policy, and any Surrender Charges in effect on the policy immediately following any Accelerated Care Benefit payment will be reduced to their respective values immediately preceding that payment times the Monthly
Benefit Ratio associated with that payment.

Each Accelerated Care Benefit payment will be applied to pay a pro rata portion of any debt owed to us on the policy. The outstanding loan balance immediately following any Accelerated Care Benefit payment will be reduced to the outstanding loan balance immediately preceding that payment times the Monthly Benefit Ratio associated with that payment.

The Minimum Monthly Premium for the policy will be lowered following each
Accelerated Care Benefit payment to reflect the reduction in the policy Face
Amount.

National Life Insurance Company
One National Life Drive Montpelier, Vermont 05604 (802) 229-3333

9249(0201)

The Death Benefit of the policy will also reflect reductions in the policy Face
Amount and Accumulated Value following each Accelerated Care Benefit payment.

IMPACT ON OTHER
RIDERS

Immediately following any Accelerated Care Benefit payment, the Rider Sum Insured for any Additional Protection Benefit Rider attached to the policy will be reduced to value immediately preceding that payment times the Monthly Benefit Ratio associated with that payment.

The Minimum Monthly Premium for any Guaranteed Death Benefit Rider attached to the policy will be lowered following each Accelerated Care Benefit payment to reflect the reduction in the policy Face Amount.

Riders providing benefits not included in the determination of the Death Benefit will continue unchanged.

The Accelerated Benefits Amount under any Accelerated Benefit Rider attached to the policy immediately following any Accelerated Care Benefit payment will be its value immediately preceding that payment times the associated Monthly Benefit Ratio.

COST OF THIS RIDER

MONTHLY COST
OF INSURANCE
CHARGES

The Guaranteed Maximum Monthly Cost of Insurance Charge per $1,000 of Net
Amount at Risk for this rider is stated in its Data Section. The Guaranteed Maximum
Monthly Cost of Insurance Charge per Dollar of Monthly Deduction is also stated in the Data Section. These charges are guaranteed and are not subject to change.

The Monthly Cost of Insurance Charge per Dollar of Monthly Deduction will not be applied against that portion of the Monthly Deduction representing charges for this rider or any Long Term Care Insurance Rider on this policy, or against any portion representing a charge for Waiver of Monthly Deductions.

Monthly deductions from the Accumulated Value of the policy will be assessed for this rider according to the terms of the policy to which this rider is attached.

National Life Insurance Company

One National Life Drive • Montpelier, Vermont 05604 • (802) 229-3333

9249(0201)

WAIVER OF
MONTHLY
DEDUCTIONS

Following the end of an Elimination Period and thereafter while Accelerated Care
Benefits are. paid under this rider, Monthly Deductions for the policy and all riders attached to the policy will be waived.

This waiver of Monthly Deductions will be terminated when the Insured no longer qualifies for the payment of Accelerated Care Benefits. In order to keep this rider in force after the Waiver of Monthly Deductions ends, payment of premiums into the policy may need to be resumed.

No amount of Monthly Deduction assessed prior to eligibility for benefits under this rider will be reimbursed.

UNINTENTIONAL
LAPSE

This rider is subject to the terms of the Grace Period provision of the policy to which it is attached. This rider will terminate for non-payment of premium according to the provisions of the base policy.

However, we will not lapse or terminate this rider because the Cash Surrender Value of the policy on a Monthly Policy Date has fallen below the Monthly Deductions due on such date prior to our provision of notice to both the Owner and any individual identified on the Supplemental Application for Long Term Care Benefits
for receipt of notices of pending lapsation at the address provided on that application. Such notice will be provided by first class United States mail, postage prepaid, at least 30 days before the effective date of the lapse or termination, and not prior to the thirtieth day following the date the Grace Period began. We will deem such notice received on the fifth day following the date we mail notice.

REINSTATEMENT

If this rider and the policy to which it is attached terminate following the end of a
Grace Period, and it can be shown that the Owner was Chronically III prior to the end of the Grace Period, this coverage may be reinstated. The standard of proof of cognitive impairment or loss of functional capacity in determining whether the
Owner meets the Chronic illness criteria for reinstatement shall not be more stringent than those standards applied to the Insured for payment of benefits according to the terms of this rider.

Such reinstatement must be requested within the first five months after the date of termination, and all requirements stated in the Reinstatement provision of the policy must be satisfied to effect reinstatement. This rider will not be reinstated if request for reinstatement is received more than five months after the date of termination, even if the policy to which this rider is attached is otherwise reinstated in accordance with the terms of the policy.

National Life Insurance Company
One National Life Drive Montpelier Vermont 05604 (802) 229-3333

9249(0201)

ADMINISTRATION OF BENEFIT PAYMENTS

ELECTION

To elect accelerated Care Benefits, the Owner must complete an Application for
Election of Accelerated Benefits. We will provide this Application at the owners request the Owner must provide us with the written consent of any
Assignee and any irrevocable beneficiaries. We may request that the contract accompany the Application to our Administrative Office.

PROOF OF
ELIGIBILITY FOR
THE PAYMENT OF
BENEFITS

We must receive written proof satisfactory to us that the Insured is Chronically lit.
Such written proof must include a statement from the Care Coordinator certifying that the Insured is Chronically lit. We must also receive a copy of the Plan of Care established to address the Insured>s Chronic illness, and documentation of unreimbursed expenses for Qualified Long Term Care Services provided in a
Nursing Facility, an Assisted Living Facility, an Adult Day Care Center, or by a
Home Health Care Agency.

We have the right to have the Insured examined by a Licensed Health Care
Practitioner of our own choice when and as often as we may reasonably require while payment of Accelerated Care Benefits is pending. Such examinations will be made at our expense.

PROOF OF
CONTINUING
ELIGIBILITY

We must receive documentation of continuing unreimbursed expenses for Qualified
Long Term Care Services within 90 days after the end of each month during which such services were received. If it was not reasonably possible to give us such documentation in the time required, Accelerated Care Benefits will be paid following the tender of such documentation as soon as reasonably possible, and we will not reduce or deny Accelerated Care Benefits on account of the delay. Unless the Owner is not legally capable, this documentation must always be given to us no later than 1 year from the billing date of the unreimbursed costs.

In addition we must receive written certification from the Care Coordinator that the
Insured remains Chronically lll. We will require this certification no more often than once every 90 days while Accelerated Care Benefits are being paid.

National Life Insurance Company

One National Life Drive Montpelier, Vermont 05604 (802) 229-3333

9249(0201)

APPEAL OF
ACCELERATED
CARE BENEFIT
ADMINISTRATION

We will inform the Owner in writing if payment of Accelerated Care Benefits is denied. The Owner will then have the right to appeal our decision by submitting a written statement to us.

Such appeal should include:

1. A statement explaining why payment of Accelerated Care Benefits should not be denied; and
2. Any additional information that may not have been considered in our review; and
3. Contact information for those in possession of pertinent information regarding services rendered to the Insured, including the names, addresses, and phone numbers of any facilities in which care or treatment was provided.

All requests for additional information will be made at our expense. Upon further evaluation, within 30 days of receipt of the written appeal, we will either:

1. overturn the initial denial and pay Accelerated Care Benefits due; or
2. uphold the initial denial.

We will notify the Owner, or any individual authorized to act on the Owner's behalf, of our appeal determination, and the factors bearing on that determination, in writing.

GENERAL TERMS

CONSIDERATION

This rider is issued in consideration of the application for this rider and assessment of
Monthly Cost of Insurance Charges shown in the Data Section. The rider and a copy of the application for the rider are attached to and made a part of the policy.

National Life Insurance Company
One National Life Drive • Montpelier, Vermont 05604 • (802) 229-3333

9249(0201)

TIME LIMIT ON
CERTAIN DEFENSES

During the first two years following the effective date of this rider, we may deny a claim for benefits or rescind this rider if a misrepresentation was made on the application which is material to our acceptance of the application.

After this rider has been in force for two years from its effective date, it is incontestable except for relevant facts relating to the Insured's health which were knowingly and intentionally misrepresented. In the event that this rider is rescinded after we have paid benefits, we may recover any payments already made.

LEGAL
REQUIREMENTS

If the Owner is required by law to elect Accelerated Care Benefits to meet the claims of creditors, whether in bankruptcy or otherwise, Accelerated Care Benefits will not be available.

If the Owner is required by a government agency to elect Accelerated Care Benefits to apply for, obtain, or keep a government benefit or entitlement, Accelerated Care
Benefits will not be available.

PERIODIC REPORTS

Once each month while Accelerated Care Benefits are payable we will provide the
Owner with a report detailing the following:

1.	the amount of Accelerated Care Benefits paid since the prior report; and

2.	the Face Amount of the policy and any increase segments on the polity, any Surrender Charges in effect on the policy, the Rider Sum Insured of any Additional Protection Benefit Rider to the policy, and the amount of debt to us on the policy to which this rider is attached; and

3.	the total remaining Death Benefit provided by the policy, including any , increase segments in the policy and any Additional Protection Benefit Rider to the policy.

TERMINATION

This rider will terminate at midnight, local time of the community in which the
Insured resides, on the earliest of:

1.	the date on which the policy Death Benefit, including any increase segments in the policy and any Additional Protection Benefit Rider to the policy, is reduced to zero; or

2.	the date the policy terminates; or

3.	the monthly Policy Date following our receipt of the Owner's written request to terminate this rider; or

4.	the date of the Insured's death.

National Life Insurance Company
One National Life Drive Montpelier, Vermont 05604 •. (802) 229-3333

9249(0201)

When this rider terminates:

6. 1. all rights under this rider shall cease; and
2. no further cost of insurance charges shall be assessed for this rider; and
3. the policy shall be considered separate and complete without this rider.

EXTENSION OF
BENEFITS

Termination of this rider will be without prejudice to any benefits payable for institutionalization if the institutionalization began while the insurance coverage was in force and continues without interruption after termination. Such
Extension of Benefits beyond the period the insurance coverage was in force will be subject to satisfaction of the Elimination Period, is limited to payment of the maximum benefits, and will be subject to all other applicable provisions of this rider.

Signed for National Life Insurance Company at Montpelier, Vermont, as of the effective date of this rider, by

Chairman of the Board
and
Chief Executive Officer

National Life Insurance Company
One National Life Drive Montpelier. Vermont 05604 (802) 229-3333

9249(0201)